Exhibit 99.1

QR Energy Announces Second Quarter 2013 Results and Outlook

HOUSTON, TX—(Marketwired – August 7, 2013) – QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today its operating and financial results for the second quarter of 2013 and provided third quarter and full-year guidance.

Highlights for the Second Quarter 2013

•	Revenue was $105.4 million and Adjusted EBITDA was $61.1 million for the second quarter 2013

•

Average production of 17,264 Boe per day, comprised of approximately 70% crude oil and natural gas liquids; impacted by the completion of a full turnaround in the Jay Field which reduced production by approximately 600 Boe per day

•	Distributable Cash Flow was $27.8 million

•	Distribution Coverage Ratio of 0.9x

•	Net Income of $63.6 million, including a $42.1 million unrealized non-cash gain on commodity derivative contracts

Note: Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Recent Events

•

On August 6, 2013, QR Energy closed an acquisition of primarily oil properties located in the Ark-La-Tex area from a private seller for $109.2 million in cash, after customary purchase price adjustments. The transaction is a bolt-on acquisition of mature, legacy properties contiguous with existing QR Energy assets in the East Texas oil field and is expected to be immediately accretive to Distributable Cash Flow.

•

On May 1, 2013, QR Energy redetermined its borrowing base maintaining the existing level of $900 million. The next scheduled borrowing base redetermination under the Credit Agreement is scheduled for November 1, 2013.

Chief Executive Officer Alan L. Smith commented, “In the second quarter, QR Energy continued its track record of pursuing accretive bolt-on acquisitions consistent with our mature, low decline asset profile while simultaneously working to maximize recovery and efficiency from our existing asset base. Additionally, we successfully completed a full turnaround in our Jay Field and resumed production to pre-turnaround levels. In the second half of the year, we will continue to evaluate growth opportunities that fit our investment criteria with the ultimate goal of increasing Distributable Cash Flow.”

Results for the Second Quarter 2013

•

Realized prices excluding commodity derivatives were $97.09 per barrel of oil, $4.46 per Mcf of natural gas and $32.37 per barrel of NGLs; Realized prices including commodity derivatives were $99.35 per barrel of oil and $6.40 per Mcf of natural gas

•	Oil and natural gas production was 84% hedged with average price floors of $98.75 per barrel of oil and $6.01 per mmbtu of natural gas; NGLs are not currently hedged

•	Lease operating expenses were $21.99 per Boe, flat with the first quarter 2013 on a dollar amount basis

•	Cash general and administrative expenses were $7.9 million

•	Total capital expenditures were $32.0 million

Cash Distribution

On August 14, 2013, QR Energy will pay a cash distribution attributable to the second quarter of 2013 of $0.4875 per unit for all outstanding common units. This represents an annualized distribution of $1.95 per common unit.

Guidance

The guidance set forth below is subject to all cautionary statements and limitations described below and under the “Forward-Looking Statements” section of this press release. In addition, estimates for QR Energy’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance set forth below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may change over the course of the year.

Based upon current estimates, QR Energy expects the following operating results for the third quarter and full year of 2013:

	3Q 2013	Full Year 2013

Average net daily production (Boed)	18,000 - 18,400	17,900 - 18,300

LOE and workover expenses (per Boe)	$20.50 - $22.50	$20.00 - $22.00

Estimated maintenance capital expenditures ($ millions)	$17.3	$68.8

Estimated total capital expenditures ($ millions)	$28	$97

Cash general and Administrative expenses ($ millions)	$8 - $9	$32 - $35

Quarterly Report on Form 10-Q

QR Energy’s financial statements and related footnotes will be available in the 10-Q for the quarter ended June 30, 2013, which QR Energy will file with the Securities and Exchange Commission (“SEC”) today. The 10-Q will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Webcast and Conference Call

QR Energy will host a webcast and conference call today at 9:00 a.m. central time to discuss these results.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website at http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 861-4516 or (706) 679-6295 five minutes before the call begins and providing the conference ID 21269455.

The webcast will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com for 14 days following the call and a telephonic replay will be available for 7 days following the call by dialing (855) 859-2056 or (404) 537-3406 and providing the conference ID 21269455.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the SEC, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Commodity Derivatives

As of August 7, 2013, the notional volumes and prices of QR Energy’s commodity derivative contracts were as follows:

			Crude Oil
Term	Index	Swaps Bbls/d	Average Price ($/Bbl)	Collars Bbls/d	Floor Price ($/Bbl)	Ceiling Price ($/Bbl)	WTS/WTI Basis Swaps Bbl/d	Avg. Discount to NYMEX-WTI ($/Bbl)
Jul - Dec 2013	WTI	8,172	$98.38	-	-	-	2,400	($1.90)
Jul - Dec 2013	LLS	1,400	$99.51	-	-	-	-	-
2014	WTI	7,815	$95.65	425	$90.00	$106.50	2,400	($2.10)
2014	LLS	1,900	$98.77	-	-	-	-	-
2015	WTI	7,356	$93.74	1,025	$90.00	$110.00	-	-
2016	WTI	6,293	$90.03	1,500	$80.00	$102.00	-	-
2017	WTI	5,547	$86.23	-	-	-	-	-

Note: “WTI” is West Texas Intermediate crude oil; “LLS” is Louisiana Light Sweet crude oil; “WTS” is West Texas Sour crude oil.

	Natural Gas
Term	Index	Swaps MMBtu/d	Average Price ($/MMBtu)	Collars MMBtu/d	Floor Price ($/MMBtu)	Ceiling Price ($/MMBtu)	Puts MMBtu/d	Average Price ($/MMBtu)	Basis Swaps MMBtu/d	Avg. Discount to NYMEX - HHub ($/MMBtu)
2013	Henry Hub	30,391	$5.99	2,446	$6.50	$8.65	-	-	18,446	($0.17)
2014	Henry Hub	26,622	$6.18	4,966	$5.74	$7.51	-	-	17,066	($0.19)
2015	Henry Hub	7,191	$5.34	18,000	$5.00	$7.48	420	$4.00	14,400	($0.19)
2016	Henry Hub	11,350	$4.27	630	$4.00	$5.55	11,350	$4.00	-	-
2017	Henry Hub	10,445	$4.47	595	$4.00	$6.15	10,445	$4.00	-	-

Selected Operating Data

	Three months ended June 30, 2013	Three months ended March 31, 2013	Six months ended June 30, 2013	Six months ended June 30, 2012
Production data:
Oil (MBbls)	872	913	1,785	1,445
Natural gas (MMcf)	2,823	2,976	5,799	7,010
NGLs (MBbls)	228	192	420	358

Total production (MBoe)	1,571	1,601	3,172	2,971

Production by area (Boed):
Permian Basin	5,959	6,191	6,075	6,521
Ark-La-Tex	6,660	6,498	6,579	4,900
Mid-Continent	1,522	1,388	1,455	1,536
Gulf Coast	3,037	3,631	3,332	3,329
Michigan	86	81	84	38

Average daily production (Boed)	17,264	17,789	17,525	16,324

Prices:

Average NYMEX:
Crude oil (per Bbl)	$94.14	$94.36	$94.22	$98.15
Natural gas (per Mcf)	$4.02	$3.48	$3.76	$2.43

Average realized including commodity derivatives:
Crude Oil (per Bbl)	$99.35	$97.66	$98.49	$100.53
Natural gas (per Mcf)	$6.40	$5.74	$6.06	$5.65
NGLs (per Bbl)	$32.37	$37.71	$34.81	$53.14

Average realized excluding commodity derivatives:
Crude oil (per Bbl)	$97.09	$96.47	$96.77	$99.37
Natural gas (per Mcf)	$4.46	$2.97	$3.70	$2.71
NGLs (per Bbl)	$32.37	$37.71	$34.81	$53.14

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Consolidated Statements of Operations

	Three months ended June 30, 2013	Three months ended March 31, 2013	Six months ended June 30, 2013	Six months ended June 30, 2012
Revenues:	(In thousands)
Oil sales	$84,666	$88,075	$172,741	$143,594
Natural gas sales	12,592	8,853	21,445	18,981
NGLs sales	7,380	7,240	14,620	19,025
Processing and other	792	718	1,510	1,860

Total Revenue	105,430	104,886	210,316	183,460

Operating Expenses:
Lease operating expenses	34,541	34,577	69,118	54,722
Production and other taxes	7,083	7,705	14,788	12,496
Processing and transportation	865	466	1,331	1,693

Total production expenses	42,489	42,748	85,237	68,911

Depreciation, depletion and amortization	26,663	30,815	57,478	49,610
Accretion of asset retirement obligations	1,758	1,732	3,490	2,697
General and administrative and other	10,098	10,096	20,194	20,169
Acquisition and transaction costs	59	561	620	1,008

Total operating expenses	81,067	85,952	167,019	142,395

Operating income	24,363	18,934	43,297	41,065

Other income (expense):
Realized gains on commodity derivative contracts	7,435	9,310	16,745	22,293
Unrealized gains on commodity derivative contracts	42,088	(25,316)	16,772	79,169
Interest expense, net	(10,270)	(11,053)	(21,323)	(19,354)

Total other income, net	39,253	(27,059)	12,194	82,108

Income before income taxes	63,616	(8,125)	55,491	123,173
Income tax expense	(2)	(49)	(51)	(699)

Net income	$63,614	$(8,174)	$55,440	$122,474

Net income per common unit	$0.91	$(0.33)	$0.58	$1.92
Adjusted EBITDA	$61,073	$63,304	$124,377	$133,122
Distributable Cash Flow	$27,813	$31,727	$59,540	$77,925

Note: Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC. Adjusted EBITDA and Distributable Cash Flow are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Consolidated Balance Sheet

June 30, 2013
(In thousands)
ASSETS
Current assets:
Total current assets	$115,311

Noncurrent assets:
Total property and equipment, net	1,462,314
Derivative instruments	90,499
Other assets	27,795

Total noncurrent assets	1,580,608

Total assets	$1,695,919

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Total current liabilities	$75,540

Noncurrent liabilities:
Long-term debt	776,334
Derivative instruments	6,829
Asset retirement obligations	128,575
Other liabilities	6,615

Total noncurrent liabilities	918,353

Partners’ capital:
Total partners’ capital	702,026

Total liabilities and partners’ capital	$1,695,919

Note: Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Non-GAAP Reconciliation

QR Energy defines Adjusted EBITDA as net income plus interest expense (including realized and unrealized gains and losses on interest rate derivative contracts), unrealized gains and losses on commodity derivative contracts, unrealized gains and losses on gas imbalances, depletion, depreciation and amortization, accretion of asset retirement obligations, impairments, non-cash general and administrative expense and acquisition and transaction costs, less interest income and unrealized gains on commodity derivative contracts.

QR Energy defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense (including realized gains and losses on interest rate derivative contracts), distributions on its preferred units, payments to its general partner in respect of its management incentive fee and estimated maintenance capital expenditures, which is calculated based on our estimate of the capital required to maintain QR Energy’s current production for five years, on average. This estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business.

QR Energy defines the Distribution Coverage Ratio for a given quarter as the ratio of Distributable Cash Flow per outstanding unit (including general partner units and Class B units and excluding preferred units) to the actual cash distribution payable per outstanding unit (including general partner units and Class B units and excluding preferred units). Holders of the preferred units may elect to convert the preferred units into common units at any time after October 3, 2013, or sooner upon QR Energy’s achievement of certain trading price criteria. Please see QR Energy’s 10-K for a more fulsome description of the terms of the preferred units.

Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are used by management of QR Energy to provide additional information related to the performance of QR Energy’s business. Adjusted EBITDA provides information about the cash flow generated by our assets, without regard to financing methods or historical cost basis and the ability of our assets to generate sufficient cash to pay interest costs and support our indebtedness. Distributable Cash Flow and the Distribution Coverage Ratio provide information comparing cash flows generated by us to cash distributions we expect to pay to our unitholders and indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. In addition, Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are quantitative standards used by external users of our financial statements such as investors, research analysts and others to assess QR Energy’s performance and liquidity without regard to capital structure. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are not presentations made in accordance with GAAP. Because Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio exclude some, but not all, items that affect net income and are defined differently by different companies in our industry, our definitions may not be comparable to similarly titled measures of other companies. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

(In thousands, except ratios)	Three months ended June 30, 2013	Three months ended March 31, 2013	Six months ended June 30, 2013	Six months ended June 30, 2012
	(In thousands, except ratios)
Reconciliation of net income to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio:
Net income	$63,614	$(8,174)	$55,440	$122,474
Plus:
Unrealized (gain) on commodity derivative contracts	(42,088)	25,316	(16,772)	(79,169)
Unrealized loss (gain) on gas imbalances	(1,365)	926	(439)	(298)
Depletion, depreciation and amortization	26,663	30,815	57,478	49,610
Accretion of asset retirement obligations	1,758	1,732	3,490	2,697
Interest expense	10,270	11,053	21,323	19,354
Income tax expense	2	49	51	699
Non-cash general and administrative expense and acquisition and transaction costs	2,219	1,587	3,806	17,755

Adjusted EBITDA	$61,073	$63,304	$124,377	$133,122

Less:
Cash interest expense	(11,494)	(11,077)	(22,571)	(14,814)
Estimated maintenance capital expenditures (1)	(17,000)	(17,000)	(34,000)	(31,000)
Distributions to preferred unitholders	(3,500)	(3,500)	(7,000)	(7,000)
Management incentive fee	(1,266)	-	(1,266)	(2,383)

Distributable Cash Flow (2)	$27,813	$31,727	$59,540	$77,925

Distributions to unitholders (other than holders of preferred units)	$31,975	$31,990	63,965	39,197
Distribution Coverage Ratio	0.9x	1.0x	0.9x	2.0x

(1)	Maintenance capital expenditures are those needed on average to maintain production over a five-year period.
(2)	Prior to any retained cash reserves established by QR Energy’s general partner’s board of directors.
(3)	1H12 distributions exclude $4.2 million related to our first quarter distribution on units issued in April 2012 because units were issued to fund an acquisition for which QRE had no revenue in 1Q12. 1H12 distributions do include our second quarter distributions on those units. The inclusion of the first quarter distribution on the units issued in April would have resulted in a Distribution Coverage Ratio of 1.8x for the six months ended June 30, 2012.

Note: Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Investor Contacts:

Josh Wannarka

Director of Investor Relations

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200